Exhibit 99.1

Contact:	Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS FIRST QUARTER RESULTS

GREENSBORO, NC, April 17, 2015 – Lorillard, Inc. (NYSE: LO) announced today its results for the quarter ended March 31, 2015.

First Quarter Highlights

•	First quarter net sales increased 4.8% to $1.668 billion behind a 3.1% increase in wholesale cigarette unit volume.

•	First quarter 2015 reported (GAAP) diluted earnings per share increased 2.7% over first quarter 2014 to $0.76.

•	First quarter 2015 adjusted (Non-GAAP) diluted earnings per share increased 18.8% over first quarter 2014 to $0.82.

•	First quarter 2015 Cigarettes adjusted operating income (Non-GAAP) increased 18.6% over first quarter 2014 and adjusted operating margin increased 3.4 percentage points.

•	Total Lorillard retail market share of cigarettes for the first quarter of 2015 was a record 15.5%, increasing 0.3 share point compared to the corresponding period of 2014.

•	Newport retail market share for the first quarter 2015 was a record 13.3%, increasing 0.3 share point versus first quarter 2014.

•	The Company still expects to close the merger with Reynolds American in the first half of 2015, subject to regulatory approval and other customary closing conditions.

Financial Results Summary*

(Amounts in Millions, Except Per Share Data)

	Three Months Ended March 31,
	2015	2014	% Chg
Net sales	$1,668	$1,592	4.8%

Operating income
Reported (GAAP)	$487	$472	3.2%
Adjusted (Non-GAAP)	518	447	15.9%

Net income
Reported (GAAP)	$275	$271	1.5%
Adjusted (Non-GAAP)	296	252	17.5%

Diluted earnings per share
Reported (GAAP)	$0.76	$0.74	2.7%
Adjusted (Non-GAAP)	0.82	0.69	18.8%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.

Consolidated Results

Net sales increased by $76 million, or 4.8%, to $1.668 billion in the first quarter of 2015 due to a 6.4% increase in net sales of cigarettes, partially offset by a decrease in net sales of electronic cigarettes.

Reported diluted earnings per share increased $0.02, or 2.7%, to $0.76 in the first quarter of 2015 compared to the first quarter of 2014.

Adjusted diluted earnings per share increased $0.13, or 18.8%, to $0.82 in the first quarter of 2015, due to the strong operating performance in the Cigarettes segment and the impact of share repurchases in prior quarters. As detailed in the reconciliation table, adjusted diluted earnings per share excludes accrued costs related to Engle Progeny cases, accrued costs related to the Zippo litigation and other special items.

“During the first quarter, Lorillard continued its strong momentum from 2014 by once again delivering industry-leading cigarette operating profit growth and record high retail market shares,” stated Murray S. Kessler, Lorillard Chairman, President and CEO. “Increased unit volumes, robust pricing realization and continued tight cost controls in our Cigarettes segment drove double-digit increases in first quarter adjusted operating income and EPS. Notably, these outstanding results were achieved despite continued domestic and international investments in our Electronic Cigarettes category and without the benefit of ongoing share repurchases, which were discontinued as a result of our pending acquisition.”

“All in all, we are extremely pleased with the first quarter performance of our Cigarettes segment and our flagship Newport brand, as well as with the position of our Electronic Cigarettes segment as blu eCigs continues to deliver a unique and innovative product portfolio to adult consumers seeking alternatives to traditional tobacco products,” Mr. Kessler continued.

“Finally, the Company continues to believe its previously-announced combination with Reynolds American will close in the first half of 2015. Once completed, the transaction will deliver significant and immediate value to Lorillard shareholders,” Mr. Kessler concluded.

The following is a discussion of first quarter performance of Lorillard’s two operating segments, Cigarettes and Electronic Cigarettes.

Cigarettes Segment Results*

	Three Months Ended March 31,
	2015	2014	% Chg

Net sales	$1,640	$1,541	6.4%

Gross profit
Reported (GAAP)	$661	$603	9.6%
Adjusted (Non-GAAP)	658	572	15.0%

Selling, general and administrative
Reported (GAAP)	$142	$120	18.3%
Adjusted (Non-GAAP)	122	120	1.7%

Operating income
Reported (GAAP)	$519	$483	7.5%
Adjusted (Non-GAAP)	536	452	18.6%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.

First Quarter 2015 - Cigarettes

Cigarette net sales increased $99 million, or 6.4%, to $1.640 billion in the first quarter of 2015, compared to $1.541 billion in the first quarter of 2014. The increase in cigarette net sales resulted from higher average net cigarette selling prices as well as higher cigarette unit sales volume.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, increased 3.1% for the first quarter of 2015 compared to the corresponding period of 2014. Puerto Rico and U.S. Possessions increased 6.5% compared to the year ago period. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, increased 3.0% for the first quarter of 2015 compared to the corresponding period of 2014. The Company estimates total cigarette industry domestic wholesale shipments increased approximately 0.5% for the first quarter of 2015 compared to the first quarter of 2014, marking a meaningful improvement in trend versus the first half of 2014.

Total wholesale unit volume, including Puerto Rico and U.S. Possessions, for Newport, the Company’s flagship brand, increased 3.9% for the first quarter of 2015 compared to the corresponding period of 2014. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, also increased 3.9% for the quarter versus year ago. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 1.1% for the first quarter of 2015 compared to the first quarter of 2014, a sequential improvement over the 3.1% decline experienced in the fourth quarter of 2014.

Based on Lorillard’s proprietary retail shipment database administered by Management Science Associates, Inc., which measures shipments from wholesale to retail, Lorillard’s first quarter 2015 domestic retail market share increased 0.3 share point versus year ago to 15.5%, its fifth consecutive quarter over 15%. Newport’s domestic retail market share was 13.3%, an increase of 0.3 share point compared to the first quarter of 2014. Lorillard’s domestic retail share of the menthol market for the first quarter of 2015 was flat versus the corresponding quarter of 2014 at 40.7%. Gains in Newport’s domestic retail market share were primarily attributable to the continued strengthening of Newport Menthol in its core geographies, continued success in expansion markets and the volume impact from the growth of Newport Non-Menthol.

“Exceptional first quarter volume growth of almost four percent on our Newport brand allowed it to reach its highest level of retail market share ever during the first quarter. We believe the brand continued to benefit from its highly differentiated consumer base, unique positioning and superior product quality but in this quarter also benefited from an improved overall cigarette industry performance tracing to improved economic conditions for the U.S. consumer and lower gasoline prices,” said Mr. Kessler.

Reported gross profit was $661 million, or 40.3% of net sales, in the first quarter of 2015 and $603 million, or 39.1% of net sales, in the first quarter of 2014. Adjusted gross profit was $658 million, or 40.1% of net sales, in the first quarter of 2015 and $572 million, or 37.1% of net sales, in the first quarter of 2014. As detailed in the reconciliation table, first quarter 2015 adjusted gross profit excludes the $3 million favorable impact on Lorillard’s tobacco settlement expense of the Engle settlement. First quarter 2014 adjusted gross profit excludes the $31 million favorable impact on Lorillard’s tobacco settlement expense of the 2003 non-participating manufacturer award. The increase in adjusted gross profit for the first quarter of 2015 is due to the absence of $28 million of charges to accrue obligations under the Federal Assessment for Tobacco Growers which expired in the third quarter of 2014, higher average net cigarette selling prices and higher cigarette unit sales volume.

Reported selling, general and administrative costs increased $22 million to $142 million in the first quarter of 2015 compared to the first quarter of 2014. Adjusted selling, general and administrative costs increased $2 million to $122 million in the first quarter of 2015 compared to the first quarter of 2014 primarily due to higher litigation related expenses. As detailed in the reconciliation table, adjusted selling, general and administrative costs exclude certain special items.

Reported operating income for the Cigarettes segment increased $36 million, or 7.5%, to $519 million in the first quarter of 2015 from $483 million in the first quarter of 2014. Adjusted operating income for the Cigarettes segment increased $84 million, or 18.6%, to $536 million in the first quarter of 2015 from $452 million in the first quarter of 2014. Higher gross margins resulted in a 3.4 percentage point increase in adjusted operating income margin to 32.7% for the segment. Significant increases in operating income and operating margin for the Cigarettes segment in the first quarter of 2015 versus the comparable period of the prior year were primarily due to the expiration of the Federal Assessment for Tobacco Growers in the third quarter of 2014, cigarette price increases and higher unit sales volume.

“The powerful combination of increased cigarette shipments, strong net pricing realization of 4.6% in the quarter, continued cost controls and the expiration of federal tobacco growers payments resulted in robust adjusted operating income growth of almost 19 percent and a 340 basis point increase in operating margin during the first quarter. Clearly, our Cigarettes segment is hitting on all cylinders as we enter 2015,” Mr. Kessler remarked.

Electronic Cigarettes Segment Results*

	Three Months Ended March 31,
	2015	2014	% Chg

Net sales	$28	$51	(45.1)%

Gross profit
Reported (GAAP)	$5	$16	(68.8)%
Adjusted (Non-GAAP)	5	16	(68.8)%

Selling, general and administrative
Reported (GAAP)	$37	$27	37.0%
Adjusted (Non-GAAP)	23	21	9.5%

Operating loss
Reported (GAAP)	$(32)	$(11)	n/m
Adjusted (Non-GAAP)	(18)	(5)	n/m

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.

First Quarter 2015 – Electronic Cigarettes

Net sales for the Electronic Cigarettes segment were $28 million for the first quarter ended March 31, 2015, compared to $51 million for the first quarter ended March 31, 2014. The decline in sales of blu eCigs in the U.S. versus year ago reflects a decrease in unit volume, partly offset by the launch of the blu PLUS+ product line described below. The decrease in unit volume is attributed to competitors’ national product launches accompanied by aggressive promotional programs.

During the first quarter of 2015, blu eCigs launched the new blu PLUS+ Xpress rechargeable kit to retailers nationwide. The PLUS+ Xpress kit features the same innovative improvements as the PLUS+ Rechargeable kit that was launched during the fourth quarter of 2014. blu PLUS+ Xpress offers consumers the PLUS+ experience at a competitive price including batteries that last twice as long as before, enhanced proprietary flavors, and a new advanced closed ‘tank’ system designed to provide more consistent and enhanced vapor production. As with all of blu eCigs’ consumer-focused product innovations, the new blu PLUS+ kit, Xpress kit, and tank system is designed to increase user satisfaction without adding complexity.

Based on the Nielsen ScanTrack Database, blu’s domestic U.S. all-outlet dollar market share of electronic cigarettes was 23.4% for the 13 weeks ending March 28, 2015, compared to 43.9% in the comparable period of 2014. The decline in blu’s market share versus the year ago 13 week period was the result of significantly increased competitive activity during the past three quarters beginning in the second half of last year. While down significantly versus year ago, blu market share increased 0.4 points sequentially from 23.0% in the fourth quarter of 2014 to 23.4% in the first quarter of 2015 as a result of the blu PLUS+ introductions.

“We are pleased that blu eCigs’ share stabilized in the quarter as the brand introduced a full line of innovative next-generation disposable and rechargeable e-cigarettes, starter kits and tank products and did so while maintaining its premium positioning and avoiding discounting.”

blu (U.K.), formerly known as SKYCIG, was acquired on October 1, 2013 and generated $2 million in net sales during the first quarter of 2015. The product offering in the U.K. was re-branded as “blu” and launched at retail during the second quarter of 2014. The launch and retail rollout has been accompanied by introductory levels of advertising and promotional spending. Net sales are expected to increase significantly during 2015 as a result of continued marketing of blu and expanded retail distribution.

“Internationally, our recent U.K. distribution agreement with Imperial Tobacco’s electronic cigarette subsidiary is off to a good start and will provide the opportunity to significantly expand blu U.K.’s presence and product visibility over the course of the coming year,” stated Mr. Kessler. “With the additional scale from Imperial’s U.K. sales force, we believe blu U.K.’s innovative product portfolio will position the brand well for continued long term success.”

Based on Nielsen ScanTrack data in the U.K., blu (U.K.)’s all-outlet dollar market share of electronic cigarettes was 8.3% for the 12 week period ending March 28, 2015 – after successfully re-branding the Company’s e-cigarette product offerings as “blu” in the second quarter of 2014.

Gross profit for total electronic cigarettes was $5 million, or 17.9% of net sales, for the first quarter ended March 31, 2015. This compares to gross profit of $16 million, or 31.4% of net sales, for the first quarter ended March 31, 2014. Gross profit and gross profit margin for the first quarter of 2015 were negatively impacted by an increase in retail promotion costs and lower U.S. volume, partially offset by the favorable impact of new blu PLUS+ product launches.

Reported selling, general and administrative costs were $37 million for the first quarter ended March 31, 2015, compared to $27 million for the first quarter ended March 31, 2014. Adjusted selling, general and administrative costs were $23 million for the first quarter ended March 31, 2015, compared to $21 million for the first quarter ended March 31, 2014 and reflect incremental costs to launch the blu brand in the U.K. As detailed in the reconciliation table, adjusted selling, general and administrative costs exclude amortization of the SKYCIG brand totaling $5 million and accrued costs related to the Zippo litigation of $9 million. The fair value ascribed to the SKYCIG brand in connection with the acquisition of £20 million (approximately $30 million at March 31, 2015 exchange rates) was amortized over an estimated life of 18 months beginning October 1, 2013, and amortization ceased as of March 31, 2015.

Reported operating loss for the Electronic Cigarettes segment was $32 million for the first quarter of 2015, compared to $11 million for the first quarter of 2014. Adjusted operating loss for the Electronic Cigarettes segment was $18 million for the first quarter of 2015, compared to $5 million for the first quarter of 2014. blu (U.K.)’s reported and adjusted operating loss was $15 million and $10 million, respectively, for the first quarter of 2015, and $9 and $3, respectively, for the first quarter of 2014.

Additional News

In April 2015, the Company paid, or will pay, $1.133 billion under the State Settlement Agreements, primarily based on 2014 volume. Included in the payment is $93 million deposited in an interest-bearing escrow account in accordance with procedures established in the MSA pending resolution of a claim by the Company and the other Original Participating Manufacturers that they are entitled to reduce their MSA payments based on a loss of market share to non-participating manufacturers.

The previously-announced combination with Reynolds American remains subject to regulatory approval and the additional customary closing conditions contained in the merger agreement. Although no assurance can be given if and when the transaction will be completed because it remains subject to regulatory approval and additional customary closing conditions, the transaction is expected to close in the first half of 2015.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard Tobacco is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard Tobacco’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard Tobacco product line has four additional cigarette brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 45 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard, Inc., through its other subsidiaries, is also a leading global electronic cigarette company, marketed under the blu eCigs brand in the U.S. and U.K. Newport, Kent, True, Maverick, Old Gold and blu eCigs are the registered trademarks of Lorillard and its subsidiaries. Lorillard maintains its corporate headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Lorillard, Inc. (“Lorillard”) concerning the proposed transaction involving Reynolds American Inc. (“Reynolds American”) and Lorillard (the “transaction”) and other future events and their potential effects on Lorillard, including, but not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of Lorillard’s management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. Actual results may differ materially from the results anticipated in these forward looking statements. Those factors include, without limitation: the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and timeframe; the possibility that the transaction does not close when expected or at all, or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; the ability to realize the expected synergies resulting from the transaction in the amounts or in the timeframe anticipated; the ability to integrate Lorillard’s businesses into those of Reynolds American’s in a timely and cost-efficient manner; the impact of regulatory initiatives, including the regulation of cigarettes and electronic cigarettes and a possible ban or regulation of the use of menthol in cigarettes by the Food and Drug Administration, and compliance with governmental regulations; the outcome of pending or future litigation; health concerns, claims, regulations and other restrictions relating to the use of tobacco products and exposure to environmental tobacco smoke; the effect on pricing and consumption rates of legislation, including actual and potential federal and state excise tax increases, and tobacco litigation settlements; continued intense competition from other cigarette and electronic cigarette manufacturers; the continuing decline in volume in the domestic cigarette industry; changes in the price, quality or quantity of tobacco leaf and other raw materials available for use in Lorillard’s cigarettes; reliance on a limited number of suppliers for certain raw materials; and other risks and uncertainties, including those detailed from time to time in Lorillard’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), including Lorillard’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. In particular, we refer you to “Item 1A. Risk Factors” of Lorillard’s 2014 Annual Report on Form 10-K, which was filed with the SEC on February 12, 2015 for additional information regarding the risks and uncertainties discussed above as well as additional risks and uncertainties that may affect Lorillard’s actual results. The forward-looking statements in this report are qualified by these risk factors. Each statement speaks only as of the date of this report (or any earlier date indicated in this report) and Lorillard undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Statements of Income

	Three Months Ended March 31,
	2015	2014
(Amounts in millions, except per share data)

Net sales (a)	$1,668	$1,592
Cost of sales (a) (b)	1,002	973

Gross profit	666	619
Selling, general and administrative	179	147

Operating income	487	472
Investment income	1	8
Interest expense	(45)	(45)

Income before income taxes	443	435
Income taxes	168	164

Net income	$275	$271

Earnings per share:
Basic	$0.76	$0.75
Diluted	$0.76	$0.74

Weighted average number of shares outstanding:
Basic	359.23	362.12
Diluted	359.91	362.71

Segment data:
Net sales
Cigarettes (a)	$1,640	$1,541
Electronic cigarettes	28	51

	$1,668	$1,592

Operating income (loss):
Cigarettes	$519	$483
Electronic cigarettes	(32)	(11)

	$487	$472

Supplemental information:

(a) Includes excise taxes.	$458	$445

(b) Cost of sales includes:

– Charges to accrue obligations under the State Settlement Agreements	339	286

– Charges to accrue obligations under the Federal Assessment for Tobacco Growers	—	28

– Charges to accrue Food and Drug Administration user fees	20	19

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	March 31, 2015	December 31, 2014
	(Unaudited)
(In millions, except share and per share data)
Assets:
Cash and cash equivalents	$1,920	$1,308
Short-term investments	329	324
Accounts receivable, less allowances of $2 and $2	25	13
Other receivables	29	35
Inventories	455	404
Deferred income taxes	517	522
Other current assets	33	28

Total current assets	3,308	2,634
Plant and equipment, net	298	308
Long-term investments	154	167
Goodwill	98	100
Intangible assets	58	63
Deferred income taxes	140	142
Other assets	98	94

Total assets	$4,154	$3,508

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$36	$31
Accrued liabilities	454	357
Settlement costs	1,525	1,187
Income taxes	158	8

Total current liabilities	2,173	1,583
Long-term debt	3,567	3,561
Postretirement pension, medical and life insurance benefits	472	473
Other liabilities	76	73

Total liabilities	6,288	5,690

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized – 600 million shares; par value – $0.01 per share Issued – 383 million and 383 million shares (outstanding 360 million and 360 million shares)	4	4
Additional paid-in capital	295	287
Accumulated deficit	(1,103)	(1,140)
Accumulated other comprehensive loss	(260)	(263)
Treasury stock at cost, 23 million and 23 million shares	(1,070)	(1,070)

Total shareholders’ deficit	(2,134)	(2,182)

Total liabilities and shareholders’ deficit	$4,154	$3,508

Lorillard, Inc. and Subsidiaries

Wholesale Cigarette Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended March 31,
(All units in thousands)	2015	2014	% Chg

Full Price Brands

Newport	7,844,592	7,550,721	3.9%
Kent	27,174	31,554	-13.9%
True	31,032	34,662	-10.5%

Total Full Price Brands	7,902,798	7,616,937	3.8%

Price/Value Brands

Old Gold	85,524	90,054	-5.0%
Maverick	1,119,138	1,131,162	-1.1%

Total Price/Value Brands	1,204,662	1,221,216	-1.4%

Total Domestic Cigarettes	9,107,460	8,838,153	3.0%

Total Puerto Rico and U.S. Possessions	125,598	117,972	6.5%

Grand Total Cigarettes	9,233,058	8,956,125	3.1%

Notes:

1.	This information is not adjusted for returns or the impact of wholesale trade inventory fluctuations.
2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.

Lorillard, Inc. and Subsidiaries

Selected Domestic Retail Cigarette Unit Market Share Data (1)

	Three Months Ended March 31,
	2015	2014	Pt Chg

Lorillard	15.5%	15.2%	0.3
Newport	13.3%	13.0%	0.3
Total Industry Menthol	32.1%	31.8%	0.3
Lorillard Share of Menthol Segment	40.7%	40.7%	0.0
Newport Share of Menthol Segment	37.5%	37.5%	0.0

(1)	Based on Lorillard’s proprietary retail shipment database, administered by Management Science Associates, Inc.

blu Domestic Retail Electronic Cigarette Dollar Market Share Data (2)

13 Week Reporting Periods Ended:

March 23, 2013	35.3%
June 22, 2013	42.0%
September 28, 2013	44.7%
December 21, 2013	45.0%
March 15, 2014	43.9%
July 5, 2014	39.3%
September 27, 2014	28.3%
December 27, 2014	23.0%
March 28, 2015	23.4%

(2)	Based on Nielsen, ScanTrack Database – All Outlets Combined.

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Amounts in millions, except per share data)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating income, adjusted net income and adjusted diluted earnings per share with the most directly comparable GAAP financial measures, reported gross profit, reported operating income, reported net income and reported diluted earnings per share available to Lorillard common stockholders, for the quarters ended March 31, 2015 and 2014. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the Company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustments to reported results summarized below remove the following items: (1) the favorable impact of the Engle settlement on Lorillard’s tobacco settlement expense in cost of sales; (2) amortization of the SKYCIG brand included in selling, general and administrative expenses; (3) costs related to the RAI merger agreement included in selling, general and administrative expenses; (4) accrued costs related to certain Engle Progeny cases included in selling, general and administrative expenses; (5) accrued costs related to the Zippo litigation included in selling, general and administrative expenses; and (6) the favorable impact of the 2003 non-participating manufacturer award as a result of the September 2013 arbitration panel determination that six states failed to diligently enforce escrow provisions applicable to non-participating manufacturers included as an offset to tobacco settlement expense in cost of sales.

	Three months ended March 31, 2015
	Gross Profit	Operating Income	Net Income	Diluted EPS

Reported (GAAP) results	$666	$487	$275	$0.76

GAAP results include the following:
(1) Favorable impact of the Engle settlement on tobacco settlement expense	(3)	(3)	(2)	(0.01)

(2) Amortization of SKYCIG brand	—	5	5	0.01

(3) Costs related to RAI merger agreement	—	5	3	0.01

(4) Accrued costs related to Engle Progeny cases	—	15	9	0.03

(5) Accrued costs related to Zippo litigation	—	9	6	0.02

Adjusted (Non-GAAP) results	$663	$518	$296	$0.82

	Three months ended March 31, 2014
	Gross Profit	Operating Income	Net Income	Diluted EPS

Reported (GAAP) results	$619	$472	$271	$0.74

GAAP results include the following:
(6) 2003 non-participating manufacturer arbitration award	(31)	(31)	(24)	(0.06)

(2) Amortization of SKYCIG brand	—	6	5	0.01

Adjusted (Non-GAAP) results	$588	$447	$252	$0.69

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment

(Amounts in millions)

Lorillard has two reportable segments, Cigarettes and Electronic Cigarettes.

The Cigarettes segment consists principally of the operations of Lorillard Tobacco Company and related entities. Lorillard Tobacco is the second largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard Tobacco is the oldest continuously operating tobacco company in the United States. Newport, Lorillard Tobacco’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette overall in the United States based on gross units sold during the quarters ended March 31, 2015 and 2014. In addition to the Newport brand, the Lorillard Tobacco product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five cigarette brands include 45 different product offerings which vary in price, taste, flavor, length and packaging.

The Electronic Cigarettes segment consists of the operations of LOEC, Inc. (d/b/a blu eCigs), Cygnet U.K. Trading Limited (t/a blu (U.K.)) and related entities. blu eCigs is a leading electronic cigarette company in the United States. Lorillard acquired the blu eCigs brand and other assets used in the manufacture, distribution, development, research, marketing, advertising and sale of electronic cigarettes on April 24, 2012. Lorillard acquired all of the assets and operations of SKYCIG (now known as blu (U.K.)), a United Kingdom based electronic cigarette business, on October 1, 2013.

	Three months ended March 31, 2015
	Cigarettes	Electronic Cigarettes	Total

Reported (GAAP) operating income (loss)	$519	$(32)	$487

GAAP results include the following:

(1) Favorable impact of the Engle settlement on tobacco settlement expense	(3)	—	(3)

(2) Amortization of SKYCIG brand	—	5	5

(3) Costs related to RAI merger agreement	5	—	5

(4) Accrued costs related to Engle Progeny cases	15	—	15

(5) Accrued costs related to Zippo litigation	—	9	9

Adjusted (Non-GAAP) operating income (loss)	$536	$(18)	$518

	Three months ended March 31, 2014
	Cigarettes	Electronic Cigarettes	Total

Reported (GAAP) operating income (loss)	$483	$(11)	$472

GAAP results include the following:

(6) 2003 non-participating manufacturer arbitration award	(31)	—	(31)

(2) Amortization of SKYCIG brand	—	6	6

Adjusted (Non-GAAP) operating income (loss)	$452	$(5)	$447